Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-68834) and Form S-8 (No.333-63372) of E-Loan, Inc. of our report dated April 1, 2002, relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
April 1, 2002